Exhibit 10.25

PROMISSORY NOTE

$4,000,000.00	July 18, 2007

FOR VALUE RECEIVED, API Nanotronics Corp., a Delaware corporation (“Payor”), hereby promises to pay to the order of Jason DeZwirek, an individual (“Lender”), at such place as Lender may designate, in lawful money of the United States, the principal amount of Four Million and 00/100 Dollars ($4,000,000.00) (or such lesser amounts as may be outstanding from time to time under this Note), together with interest thereon calculated from the date hereof in accordance with the provisions of this hereof in accordance with the provisions of this Note.

1.	Definitions.

1.1 “Financing Documents” means this Note, any Security Agreement, and all related documents contemplated thereby.

1.2 “Note” means this Note as originally executed or if later amended, modified, supplemented or replaced then, as so amended, modified, supplemented or replaced.

1.3 “Note Obligations” means all principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy of Payor), fees, charges, expenses, counsel fees and any other sum chargeable to Payor pursuant to the terms of this Note.

1.4 “Security Agreement” means any security agreement that may be entered into between Lender and Payor or Lender and any of Payor’s Subsidiaries from time to time pursuant to the terms of this Note.

1.5 “Subsidiaries” means any direct or indirect subsidiaries of Payor including without limitation API Nanotronics Sub, Inc., API Nanofabrication and Research Corp., API Electronics Group Corp., API Electronics, Inc., Filtran Limited, Filtran, Inc., Keytronics Inc., TM Systems II, Inc., National Hybrid, Inc. and Pace Technology, Inc.

1.6 “Change of Control” means (i) in any one or a series of related transactions, the sale of Payor to an independent third party or group of independent third parties (i.e. persons not previously affiliated with Payor) pursuant to which such party or parties acquire (A) whether by merger, consolidation or sale or transfer of Payor’s capital stock, capital stock of Payor possessing the voting power, under normal circumstances and in the absence of any voting agreement, voting trust or similar arrangement or agreement, to elect a majority of Payor’s Board of Directors or (B) all or substantially all of Payor’s assets determined on a consolidated basis; (ii) or the sale of any of the Subsidiaries, division or line of business of Payor for total consideration in excess of $5 million.

2.	Payments; Prepayments.

2.1 Interest. Interest shall accrue at a rate equal to 12% per annum (the “Base Rate”) on the unpaid principal amount of this Note outstanding from time to time from the date hereof until the principal amount of this Note is paid in full. Interest shall accrue on the basis of a 365 day year.

2.2 Payment Dates. Unless otherwise sooner paid, the principal obligation evidenced by this Note shall be payable on the five years and one month after the date hereof (the “Due Date”). Accrued and unpaid interest shall be due and payable on the last day of December and June, commencing December 31, 2007 with a final payment of accrued and unpaid interest on the Due Date. During such period, the Note Obligations shall continue to accrue interest until paid in full. All payments hereunder shall be made in lawful money of the United States at such address as Lender shall specify from time to time in writing.

2.3 Pre-Payments. The principal indebtedness of this Note may be prepaid at any time in whole or in part (together with all interest accrued on such prepaid amount), from time to time without penalty or premium.

3.	Default.

3.1 Definition. For purposes of this Note, a “Default” shall be deemed to have occurred if:

(a) Payor defaults on the payment of any of the Note Obligations when due and such default remains in effect for ten (10) days after Payor receives written notice thereof;

(b) Payor or any of its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts generally as they become due; or if there is a Change of Control; or Payor or any of its Subsidiaries applies for, consents to, or acquiesces in the appointment of a trustee, receiver, manager, receiver-manager, other custodian, assignee or other similar official for Payor or any Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consents or acquiesces thereto, or a trustee, receiver, manager, receiver-manager, other custodian, assignee or other similar official is appointed for Payor or any Subsidiary for a substantial part of the property thereof and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Payor or any Subsidiary, and if such case or proceeding is not commenced by Payor or a Subsidiary, it is consented to or acquiesced in by Payor or any Subsidiary, or remains for sixty (60) days undismissed; or Payor or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing; or

(c) a Default shall occur under and as defined in any other Financing Document.

3.2 Consequences of Event of Default.

(a) If a Default of the type described in Subsection 3.1(a) or (c) of this Note has occurred, Lender may declare all or any portion of the outstanding principal amount of the Note (together with all accrued but unpaid interest thereon and any other Note Obligations) to be immediately due and payable.

(b) If a Default of the type described in Subsection 3.1(b) of this Note has occurred, the aggregate principal amount of this Note (together with all accrued but unpaid interest thereon and any other Note Obligations) shall become immediately due and payable without any action on the part of Lender.

(c) If a Default of the type described in Subsection 3.1(a), (b) or (c) of this Note has occurred, upon the occurrence and during the continuance of such Default, interest shall accrue at the Base Rate plus 3% per annum, on the unpaid principal amount of the Note and accrued and unpaid interest shall be added to the principal balance of this Note on the last date of each month while a Default shall remain in effect.

Payor shall pay to Lender on demand any reasonable attorneys’ fees and other out of pocket costs incurred by Lender during the continuance of a Default in collecting or attempting to collect the amounts due under this Note. In addition, Lender shall be entitled to exercise all additional remedies available at law or in equity during the continuance of such Default.

4.	Security Pledge.

If the Note is not paid within 90 days of the date hereof, then upon written demand by Lender, Payor shall grant to Lender, and shall cause its Subsidiaries to grant to Lender, as collateral security for the unpaid balance of the Note Obligations, a security interest in any and all of the assets of Payor and/or such Subsidiaries, subject in priority to the superior rights of Can-Med Technology, Inc. d/b/a Green Diamond Oil Corp. under the January 24, 2007 Promissory Note executed by Payor in its favor, including, without limitation, Payor’s and its Subsidiaries, stock in their subsidiaries, and their respective (a) Accounts; (b) Certificated Securities; (c) Chattel Paper, including Electronic Chattel Paper; (d) computer hardware and software and all rights with respect thereto, including, without limitation, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing; (e) Commercial Tort Claims; (f) Deposit Accounts; (g) Documents; (h) Investment Property; (i) General Intangibles including Payment Intangibles; (j) Goods (including all of its Equipment, Fixtures and Inventory), and all

embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor; (k) Instruments; (l) intellectual property including patents, trademarks and copyrights and applications therefor; (m) Investment Property; (n) Letter of Credit Rights; (o) money (of every jurisdiction whatsoever); (p) Security Entitlements; (q) Supporting Obligations; (r) Uncertificated Securities; (s) all books and records and recorded data relating to any of the foregoing (regardless of the medium of recording or storage); and (t) to the extent not included in the foregoing, other personal property of any kind or description, together with all tangible or intangible property relating thereto, used or useful in connection with any of the foregoing, together with addition and accessions thereto, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing, and all insurance policies and proceeds insuring the foregoing property or any part thereof, including unearned premiums. If Payor or its Subsidiaries is required to grant Lender a security interest in all or some of its property pursuant to this Section 4, Payor and its Subsidiaries shall execute such security agreements and other documents as Lender may reasonably request. (Capitalized terms used in this Section 4 and not defined elsewhere in this Note shall have the meaning provided in the uniform commercial code as in effect in the State of Delaware. )

5.	Miscellaneous.

5.1 Lost or Destroyed Note. Upon receipt by Payor of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to Payor or, in case of any such mutilation, upon surrender and cancellation of this Note, Payor will issue a replacement Note of like tenor in lieu of this Note.

5.2 Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

5.3 Waiver. Payor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

5.4 Rights. Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of Lender to exercise any right, whether before or after a Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or Default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

5.5 Time. Time is of the essence hereof. Upon any Default hereunder, Lender may exercise all rights and remedies provided for herein or in any Financing Document and by law or equity, including, but not limited to, the right to immediate payment in full of the Note Obligations.

5.6 Remedies. The remedies of Lender as provided herein or in any Financing Document, or any one or more of them, in law or at equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion, and may be exercised as often as occasion therefor shall occur.

5.7 Interest. If any provisions of this Note would require Payor to pay interest hereon at a rate exceeding the highest rate allowed by applicable law, Payor shall instead pay interest under this Note at the highest rate permitted by applicable law.

5.8 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or law that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

5.9 ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELWARE OR IN THE U.S. DISTRICT COURT - DISTRICT OF DELAWARE. PAYOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE U.S. DISTRICT COURT – DISTRICT OF DELAWARE FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. PAYOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

5.10 PAYOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature page follows.]

IN WITNESS WHEREOF, Payor has caused this Note to be executed on its behalf by one of its duly authorized officers.

API NANOTRONICS CORP.

By:	/s/ Phillip DeZwirek
Name: Phillip DeZwirek
Title: Chief Executive Officer